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                                                                      EXHIBIT 21


                           SUBSIDIARIES OF THE COMPANY



COLORADO CORPORATIONS:

         IOI Management Services of Colorado, Inc.


DELAWARE CORPORATIONS:

         IOI Management Services of Connecticut, Inc.

         Westbank Ambulatory Care Center, LLC


LOUISIANA CORPORATIONS:

         IOI Management Services of Louisiana, Inc.

         IOI Ancillaries of Louisiana, Inc.



PENNSYLVANIA CORPORATIONS:

         IOI Management Services of Pennsylvania, Inc.


TEXAS CORPORATIONS:

         IOI Management Services of Houston, Inc.

         IOI Management Services of Texas, Inc.